================================================================================
                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the Commission
        Only as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                        SWISHER INTERNATIONAL GROUP INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)  Title of each class of securities to which transaction applies:

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        (2)  Aggregate number of securities to which transaction applies:

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        (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             -------------------------------------------------------------------
        (4)  Proposed maximum aggregate value of transaction:

             -------------------------------------------------------------------
        (5)  Total fee paid:

             -------------------------------------------------------------------

[ ]     Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        (1)  Amount Previously Paid:

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        (2)  Form, Schedule or Registration Statement No.:

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        (3)  Filing Party:

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        (4)  Date Filed:

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


                    [SWISHER INTERNATIONAL GROUP INC. LOGO]


                                                            March 30, 1998

Dear Fellow Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders which will be held on Thursday, May 7, 1998, at 10:00 a.m., local time, at the Maritime Aquarium at Norwalk, 3rd Floor, 10 North Water Street, Norwalk, Connecticut.

     The enclosed notice and proxy statement contain details concerning the business to come before the meeting. You will note that the Board of Directors of the Company recommends a vote 'FOR' the election of twelve Directors to serve until the 1999 Annual Meeting of Stockholders and 'FOR' the ratification of Coopers & Lybrand L.L.P. as independent auditors of the Company for the year ending December 31, 1998. Please sign and return your proxy card in the enclosed envelope at your earliest convenience to assure that your shares will be represented and voted at the meeting even if you cannot attend.

     I look forward to seeing you at the Annual Meeting of Stockholders.

                                         Sincerely,


                                          /s/ William Ziegler, III
                                          -------------------------
                                          William Ziegler, III
                                          Chairman of the Board and
                                          Chief Executive Officer

                    [SWISHER INTERNATIONAL GROUP INC. LOGO]


                               20 THORNDAL CIRCLE
                           DARIEN, CONNECTICUT 06820
                          ---------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          ---------------------------

     TO THE OWNERS OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK OF SWISHER INTERNATIONAL GROUP INC.:

     The Annual Meeting of Stockholders of Swisher International Group Inc., a Delaware corporation (the 'Company'), will be held at the Maritime Aquarium at Norwalk, 3rd floor, 10 North Water Street, Norwalk, Connecticut, on Thursday, May 7, 1998, at 10:00 a.m., local time, for the following purposes:

     1. To elect twelve Directors to serve until the 1999 Annual Meeting of Stockholders;

     2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors of the Company to serve for the year ending December 31, 1998; and

     3. To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

     Stockholders of record as of the close of business on March 9, 1998, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. A list of stockholders of record of the Company as of the close of business on March 9, 1998, will be available for inspection during normal business hours from April 24, 1998 through May 7, 1998, at the office of the Maritime Aquarium at Norwalk, 3rd floor, 10 North Water Street, Norwalk, Connecticut.

                                          By Order of the Board of Directors

                                          /s/ Karl H. Ziegler
                                          -------------------
                                          Karl H. Ziegler
                                          Secretary

Darien, Connecticut
March 30, 1998

     EACH STOCKHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A STOCKHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE HIS OR HER SHARES IN PERSON.

                        SWISHER INTERNATIONAL GROUP INC.

                               20 THORNDAL CIRCLE
                           DARIEN, CONNECTICUT 06820

                          ---------------------------
                                PROXY STATEMENT
                          ---------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 7, 1998

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Swisher International Group Inc. (Swisher International Group Inc. and its subsidiaries are referred to herein as the 'Company') to be voted at the Annual Meeting of Stockholders of the Company to be held at the Maritime Aquarium at Norwalk, 3rd Floor, 10 North Water Street, Norwalk, Connecticut, on May 7, 1998, at 10:00 a.m., local time, and at any adjournments or postponements thereof.

     All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later dated proxy or by voting in person at the Annual Meeting of Stockholders.

     The mailing address of the principal executive offices of the Company is 20 Thorndal Circle, Darien, Connecticut 06820. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to stockholders is March 30, 1998.

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting of Stockholders in accordance with the directions given. Regarding the election of Directors to serve until the 1999 Annual Meeting of Stockholders, in voting by proxy, stockholders may vote in favor of all nominees or withhold their votes as to all or as to specific nominees. With respect to other proposals to be voted upon, stockholders may vote in favor of a proposal, against a proposal or may abstain from voting. Stockholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors. The Directors will be elected by the affirmative vote of a plurality of the votes cast by holders of the shares of Class A and Class B Common Stock of the Company (voting as one class) present in person or by proxy at the Annual Meeting of Stockholders and entitled to vote thereon. The appointment of Coopers & Lybrand L.L.P. as independent auditors will be ratified by the affirmative vote of a majority of the votes cast by holders of the shares of Class A and Class B Common Stock of the Company (voting as one class) present in person or by proxy at the Annual Meeting of Stockholders and entitled to vote thereon. In the case of ratification of the appointment of independent auditors, abstentions and broker non-votes, while not included in calculating vote totals, will have the practical effect of reducing the number of votes 'FOR' needed to approve the proposal.

     Only owners of record of shares of Class A Common Stock and Class B Common Stock of the Company at the close of business on March 9, 1998, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record of Class A Common Stock on the record date is entitled to one vote for each share of Class A Common Stock of the Company so held. Each owner of record of Class B Common Stock of the Company is entitled to ten votes for each share of Class B Common Stock of the Company so held. On March 9, 1998, there were 5,850,000 shares of Class A Common Stock and 28,100,000 shares of Class B Common Stock of the Company issued and outstanding.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

                               BOARD OF DIRECTORS

     The Board of Directors of the Company, pursuant to the Amended and Restated Bylaws of the Company, has fixed the number of Directors of the Company at twelve.

     Cynthia Z. Brighton, Robert A. Britton, Nicholas J. Cevera, Jr., C. Keith Hartley, Alfred F. La Banca, Timothy Mann, Donald E. McNicol, Charles H. Mullen,
J. Thomas Ryan, III, John R. Tweedy, William T. Ziegler and William Ziegler, III have been nominated for election to serve until the 1999 Annual Meeting and until their successors are elected and qualify.

     Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE 'FOR' EACH NOMINEE AS A DIRECTOR TO HOLD OFFICE UNTIL THE 1999 ANNUAL MEETING OF STOCKHOLDERS, AND UNTIL HIS OR HER SUCCESSOR IS ELECTED AND QUALIFIES. EACH PROXY RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS THE STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     Cynthia Z. Brighton (Age 38) has been Treasurer, Vice President-Financial Services and a Director of the Company since November 1995. From 1986 to 1993, Ms. Brighton served as a director and corporate secretary of American Fructose Corporation, an affiliate of American Maize-Products Company ('AMPCo') and as the corporate secretary of AMPCo from 1992 to 1994. Ms. Brighton is a member of the Pension Committee.

     Robert A. Britton (Age 51) has been Executive Vice President, Chief Financial Officer and a Director of the Company since October 1996. Prior thereto, he had been Vice President and Chief Financial Officer of the Company since November 1995. From 1990 to 1995, Mr. Britton was Treasurer and Vice President of AMPCo. Mr. Britton is a member of the Pension Committee.

     Nicholas J. Cevera, Jr. (Age 60) has been Executive Vice
President-Operations of the Company since July 1986 and a Director since November 1995. Mr. Cevera joined the Company as Vice President of Manufacturing in April 1980. Mr. Cevera is a Director of the First Coast Manufacturers Association and the Cigar Association of America.

     C. Keith Hartley (Age 55) has been a Director of the Company since November 1995. Since August 1995 he has been the Managing Partner-Corporate Finance at Forum Capital Markets LLC, an investment banking firm, and a co-manager of the initial public offering of the shares of the Company's Class A Common Stock in 1996 (the 'Offering'). From May 1991 to August 1995, Mr. Hartley was an independent financial consultant. From February 1990 to May 1991, Mr. Hartley served as Managing Director of Peers & Co., a merchant banking firm. Mr. Hartley also serves as a director of Comdisco, Inc., a high technology services company and as a director and as Co-Chairman of the Board of U.S. Diagnostics, Inc., an operator of diagnostic imaging centers. Mr. Hartley is the chairman of the Audit Committee and is a member of the Executive Committee, the Compensation Committee and the Pension Committee.

     Alfred F. La Banca (Age 66) has been a Director of the Company since November 1995. He is also Chairman of the Board of Mailex Corporation in Stamford, Connecticut and of Action Letter, Inc. in New York City, which he founded in 1961. Both Mailex Corporation and Action Letter, Inc. specialize in the production of direct mail data processing and outsource management for client firms. Mr. La Banca is the chairman of the Compensation Committee and is a member of the Audit Committee.

     Timothy Mann (Age 55) has been President of the Company since 1986 and a Director since 1995. Mr. Mann is Vice President of the Cigar Association of America, and serves on its Board of Directors. He is also a Director of the Tobacco Merchants' Association and a member of the National Association of Wholesale Marketers by whom he was named a Dean of the Industry. Mr. Mann is a member of the Executive Committee.

     Donald E. McNicol (Age 76) has been a Director of the Company since November 1995. He has been of counsel to the law firm of Schnader Harrison Segal & Lewis LLP since 1996. Mr. McNicol was a partner of the law firm of Hall, McNicol, Hamilton & Clark from 1956 to 1992 and of counsel to its successor firm, Keck, Mahin & Cate, from 1992 to 1996. Mr. McNicol served as a Director and General Counsel of AMPCo from 1964 to 1992. Mr. McNicol is the chairman of the Pension Committee and is a member of the Executive Committee, the Compensation Committee and the Audit Committee.

     Charles H. Mullen (Age 70) has been a Director of the Company since February 1997. Mr. Mullen retired in 1992 as Chairman and Chief Executive Officer of The American Tobacco Company, which was a subsidiary of American Brands, Inc. He was also Vice President-Tobacco and a member of the Board of Directors of American Brands, Inc. Prior thereto, he was Chairman of American Cigar, a former subsidiary of American Brands, Inc. Mr. Mullen also serves as a director of Standard Commercial Corporation. Mr. Mullen is a member of the Compensation Committee and the Audit Committee.

     J. Thomas Ryan, III (Age 50) has been Executive Vice President-Marketing and Sales of the Company since April 1995 and a Director since November 1995. From 1985 to 1994, Mr. Ryan was President of Helme Tobacco Company, a former subsidiary which was merged into the Company in 1994 ('Helme'). Mr. Ryan serves on the boards of the Cigar Association of America, the Smokeless Tobacco Council, the Smokeless Tobacco Research Council, and the Tobacco Institute.

     John R. Tweedy (Age 68) has been a Director of the Company since November 1995. Mr. Tweedy served in various management positions at AMPCo and its affiliates from 1972 until he retired as Senior Vice President of AMPCo in 1993. Mr. Tweedy is a member of the Compensation Committee and the Audit Committee.

     William T. Ziegler (Age 42) has been the Chief Operating Officer and a Director of the Company since November 1995. From 1991 to 1994, Mr. Ziegler served as Director of Corporate Development for Helme. From 1986 to 1990, Mr. Ziegler served as Product Manager for Helme. Mr. Ziegler is the chairman of the Executive Committee.

     William Ziegler, III (Age 69) has been the Chief Executive Officer and Chairman of the Board and a Director of the Company since November 1995. From 1958 to 1995, Mr. Ziegler served as a Director of AMPCo, from 1964 to 1995 as Chairman of the Board of AMPCo and as Chief Executive Officer from 1976 to 1993. Mr. Ziegler is President of the E. Matilda Ziegler Foundation for the Blind (a private foundation) and also has served as Trustee of Connecticut College and as a member of the Board of Directors of the Maritime Aquarium at Norwalk, Connecticut. Mr. Ziegler is a member of the Executive Committee.

                              OWNERSHIP OF SHARES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Class A and Class B Common Stock as of March 9, 1998 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either Class A or Class B Common Stock, (ii) each of the Company's directors, (iii) each of the executive officers whose name appears in the summary compensation table and (iv) all directors and executive officers as a group (18 persons). Except as set forth in the notes to the table, the business address of each person is 20 Thorndal Circle, Darien, CT 06820. The information set forth in the table and the notes thereto is based solely upon information provided to the Company directly by such stockholders. As described in the notes to the table, voting and/or dispositive power with respect to certain shares of common stock is shared by the named individuals or entities. In these cases, such shares are shown as beneficially owned by each of those sharing voting and/or dispositive power.

                                                                          CLASS A                    CLASS B
                                                                       COMMON STOCK              COMMON STOCK(1)
                                                                  -----------------------    ------------------------
                                                                   NUMBER      PERCENT OF      NUMBER      PERCENT OF
                             NAME                                 OF SHARES      CLASS       OF SHARES       CLASS
---------------------------------------------------------------   ---------    ----------    ----------    ----------
Hay Island Holding Corporation (2)(20).........................          --          --      28,100,000       100.0%
First Union Bank of Connecticut, as trustee (2)(20)............          --          --      28,100,000       100.0%
Scudder Kemper Investments, Inc.(3)............................   1,039,000       17.76%             --          --
Lazard Freres & Co. LLC.(4)....................................     631,800       10.80%             --          --
Warburg, Pincus Asset Management, Inc. (5).....................     499,600        8.54%             --          --
Aegon USA Investment Management, Inc.(6).......................     459,600        7.86%             --          --
Fidelity Management & Research Company (7).....................     417,800        7.14%             --          --
Marsh & McLennan Companies, Inc. (8)...........................     337,200        5.76%             --          --
Cynthia Z. Brighton (9)........................................       1,750           *              --          --
Robert A. Britton (10)(21).....................................       1,000           *              --          --
Nicholas J. Cevera, Jr. (11)(21)...............................       1,000           *              --          --
C. Keith Hartley (12)..........................................       1,500           *              --          --
Alfred F. La Banca (13)........................................         500           *              --          --
Timothy Mann (14)(21)..........................................       2,000           *              --          --
Donald E. McNicol (15).........................................       1,000           *              --          --
Charles H. Mullen (16).........................................         500           *              --          --
J. Thomas Ryan, III (17)(21)...................................       1,000           *              --          --
John R. Tweedy (18)............................................         700           *              --          --
William T. Ziegler (19)........................................       2,250           *              --          --
William Ziegler, III, individually and as trustee (2)(20)......         200           *      28,100,000       100.0%
All directors and euxecutive officers as a group (22)..........      24,850           *      28,100,000       100.0%

------------------
* Less than 1%

(1) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Ziegler Family Member (as defined below). The number of shares of Class A Common Stock and percentages contained under this heading do not account for such conversion right.
(2) All 28,100,000 of the outstanding shares of the Class B Common Stock of the Company are owned by Hay Island Holding Corporation ('Hay Island').
       Hay Island is wholly-owned by William Ziegler, III, individually and by trusts established under the wills of his parents, William Ziegler, Jr.
       and Helen M. Rivoire, (the 'Ziegler Trusts') of which Mr. Ziegler is the beneficiary. Mr. Ziegler and First Union Bank of Connecticut are the co-Trustees of the Ziegler Trust and therefore share voting and dispositive power over all 28,100,000 shares of the Company's Class B
       Common Stock. First Union Bank of Connecticut's business address is 300
       Main Street, Stamford, Connecticut 06904.
(3) Consists of 1,039,000 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Scudder Kemper Investment, Inc.
       ('Scudder'), an Investment Advisor registered with the SEC. Scudder has sole voting power over and shares dispositive power with respect to all 1,039,000 of said shares. Scudder's business address is 345 Park Avenue, New York, New York 10154.
(4) Consists of 631,800 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Lazard Freres & Co. LLC ('Lazard').
       Lazard is an Investment Advisor registered with the SEC and has sole dispositive power over all such shares and sole voting power over 580,100 of such shares. Sole voting power over the remaining 51,700 shares is held by customers whose accounts are managed by Lazard. Lazard's business address is 30 Rockefeller Plaza, New York, New York 10020.
(5) Consists of 499,600 shares of Class A Common Stock owned by accounts managed by Warburg, Pincus Asset Management, Inc. ('Warburg'), an
       Investment Advisor registered with the SEC. Warburg is deemed the beneficial owner of such shares and has sole voting and dispositive power over such shares. Warburg's business address is 466 Lexington Avenue, New
       York, New York 10017.
(6) Consists of 459,600 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Aegon USA Investment Management, Inc.
       ('Aegon'), an Investment Advisor registered with the SEC. Aegon has shared voting power over and sole dispositive power with respect to all 459,600 of said shares. Aegon's business address is 4333 Edgewood Road, N.E., Cedar Rapids, Iowa 52499.
(7) Consists of 417,800 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Fidelity Management & Research Company ('FMR'), with respect to which it has sole voting and investment power. FMR Corp's.
       business address is 82 Devonshire Street, Boston, Massachusetts 02109.
(8)    Consists of 337,200 shares of Class A Common Stock owned by clients of
       Putnam Investment Management, Inc. ('PIM') and clients of The Putnam
       Advisory Company, Inc. ('PAC'), both of which are Investment Advisors registered with the SEC and wholly owned subsidiaries of Putnam
       Investments Inc. ('PII'), a subsidiary of Marsh & McLennan Companies,
       Inc. PAC is deemed the beneficial owner of the 168,200 shares of such
       Class A Common Stock owned by its clients and shares voting and dispositive power over said shares with its said clients. PIM is deemed the beneficial owner of the 209,000 shares of such Class A Common Stock owned by its clients and shares dispositive power over said shares with its clients; PIM's clients have retained full voting power over such shares. PII is deemed to share with PAC and PIM any voting and dispositive power which PAC and PIM may have over their respective clients' shares of such Class A Common Stock and PII is deemed a beneficial owner of all of such shares beneficially owned by PIM and PAC.
       Nevertheless, both PII and Marsh & McLennan Companies, Inc. disclaim beneficial ownership of all such shares. Marsh & McLennan Companies,
       Inc.'s business address is 1166 Avenue of the Americas, New York, NY
       10036. PIM, PAC and PII share the following business address: One Post
       Office Square, Boston, Massachusetts 02109.
(9)    Consists of 1,750 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Cynthia Z. Brighton directly and with respect to which she has sole voting and dispositive power.
(10)   Consists of 1,000 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Robert A. Britton directly and with respect to which he has sole voting and dispositive power.
(11)   Consists of 1,000 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Nicholas J. Cevera, Jr. directly and with respect to which he has sole voting and dispositive power; but does not include 4,000 shares of Class A Common Stock owned by Mr. Cevera's wife and with respect to which he disclaims beneficial ownership. Mr.
       Cevera's business address is 459 East 16th Street, Jacksonville, Florida
       32206
(12)   Consists of 1,500 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by C. Keith Hartley directly and with respect to which he has sole voting and dispositive power. Mr. Hartley's business address is Forum Capital Markets LLC, 53 Forest Avenue, Old
       Greenwich, Connecticut 06870.
(13)   Consists of 500 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Alfred F. La Banca directly and with respect to which he has sole voting and dispositive power. Mr. La Banca's business address is Mailex Corporation, 11 Elm Street, Stamford,
       Connecticut 06902.
(14)   Consists of 2,000 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Timothy Mann directly and with respect to which he has sole voting and dispositive power. Mr. Mann's business address is 459 East 16th Street, Jacksonville, Florida 32206.
(15)   Consists of 1,000 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Donald E. McNicol directly and with respect to which he has sole voting and dispositive power. Mr. McNicol's business address is Schnader Harrison Segal & Lewis LLP, 330 Madison
       Avenue, New York, New York 10017.
(16)   Consists of 500 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by Charles H. Mullen directly and with respect to which he has sole voting and dispositive power. Mr. Mullen's business address is 26 Winding Lane, Darien, Connecticut 06820.
(17)   Consists of 1,000 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by J. Thomas Ryan, III directly and with respect to which he has sole voting and dispositive power. Mr. Ryan's business address is 459 East 16th Street, Jacksonville, Florida 32206.
(18)   Consists of 700 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by John R. Tweedy directly and with respect to which he has sole voting and dispositive power. Mr. Tweedy's business address is 205 Poverty Hollow Road, Redding, Connecticut 06896.
(19)   Consists of 2,250 shares of Class A Common Stock beneficially owned or deemed to be owned beneficially by William T. Ziegler directly and with respect to which he has sole voting and dispositive power.
(20)   Includes shares beneficially owned or deemed to be owned beneficially by
       William Ziegler, III as follows: 200 shares of Class A Common Stock directly and with respect to which he has sole voting and dispositive power; and 28,100,000 shares of Class B Common Stock owned by Hay Island.
       Hay Island is deemed to be beneficially owned by William Ziegler, III, individually and as co-trustee with First Union Bank of Connecticut of the Ziegler Trusts.

(21) Excludes stock options in respect of shares of Class A Common Stock granted to the executive under the 1996 Stock Option Plan as follows: Mr.
       Britton (227,333); Mr. Cevera (227,333), Mr. Mann (312,583) and Mr. Ryan
       (227,333).
(22) Excludes stock options in respect of an aggregate of 889,998 shares of Class A Common Stock granted to officers whose names do not appear in this table.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     On September 30, 1997, Mr. Britton was granted stock options under the Company's 1996 Stock Option Plan and, accordingly, was required to file a Form 4 under Rule 16a-3 by October 10, 1997. Mr. Britton filed such Form 4 on November 5, 1997.

            ADDITIONAL INFORMATION REGARDING THE BOARD OF DIRECTORS

BOARD COMMITTEES

     There are four standing committees of the Board of Directors: the Executive Committee, the Audit Committee, the Pension Committee and the Compensation Committee. There is no Nominating Committee of the Board of Directors (see 'CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS--Relationships with Hay Island').

     The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors as permitted by law. The members of the Executive Committee are Messrs. William Ziegler, III, William T. Ziegler, Hartley, Mann and McNicol. Mr. William T. Ziegler serves as chairman of the Executive Committee.

     The Audit Committee's responsibilities include (i) making recommendations to the Board of Directors of the Company with respect to the Company's financial statements and the appointment of independent auditors, (ii) reviewing significant accounting policies and practices of the Company, (iii) meeting with the Company's independent auditors concerning, among other things, the scope of audits and reports and (iv) reviewing the performance of accounting and financial controls of the Company. The Audit Committee must include at least two Directors who are neither officers nor employees of the Company. The members of the Audit Committee are Messrs. Hartley, La Banca, McNicol, Mullen and Tweedy. Mr. Hartley serves as chairman of the Audit Committee.

     The Pension Committee has the responsibility for overseeing the administration of the Company's pension plans. The members of the Pension Committee are Ms. Brighton and Messrs. Britton, Hartley and McNicol. Mr. McNicol serves as chairman of the Pension Committee.

     The Compensation Committee has the responsibility of (i) designing, implementing and administering the Company's management incentive plan, (ii) approving grants under the 1996 Stock Option Plan, and (iii) reviewing the performance of the President and Executive Vice Presidents of the Company and recommending to the Board of Directors of the Company annual salary and bonus amounts for such officers. The Compensation Committee must consist of at least two Directors who are 'outside directors' within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code'). The members of the Compensation Committee are Messrs. Hartley, La Banca, McNicol, Mullen and Tweedy. Mr. La Banca serves as chairman of the Compensation Committee.

BOARD AND BOARD COMMITTEE MEETINGS

     In 1997, there were eight meetings held by the Board of Directors of the Company. In 1997, the Company's Executive Committee met five times, its Audit Committee met twice, its Pension Committee met three times and its Compensation Committee met three times. The total combined attendance for all of the Company's Board and

Committee meetings was approximately 99%. During 1997, no director attended fewer than 75% of the aggregate of the total number of meetings held by the Board and by the committees of which he or she was a member.

COMPENSATION OF DIRECTORS

     Directors who do not receive compensation as full-time officers or employees of the Company or any of its affiliates are paid an annual retainer fee of $25,000 and a fee of $1,000 for each meeting of the Board of Directors or any Committee thereof they attend. All Directors are reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors or any Committee thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. McNicol is of counsel to the firm of Schnader Harrison Segal & Lewis LLP, which receives fees from the Company for professional services rendered. Mr. Hartley is the Managing Partner-Corporate Finance of Forum Capital Markets LLC, an investment banking firm that acted as co-manager of the Offering in 1996. Forum Capital Markets LLC received no fees for services in 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIP WITH HAY ISLAND

     As a result of Hay Island's stock ownership of the Company, the Company's Board of Directors is, and is expected to continue to be, comprised entirely of designees of Hay Island, and Hay Island is, and is expected to continue to be, able to direct and control the policies of the Company and its subsidiaries, including those with respect to mergers, sales of assets and similar transactions. Hay Island is deemed to be beneficially owned by William Ziegler, III, individually and as trustee.

TAX SHARING AGREEMENT

     The Company and Hay Island have been, for federal income tax purposes, members of an affiliated group of corporations of which Hay Island is the common parent (the 'Tax Group'). As a result of such affiliation, the Company and Hay Island are included in a consolidated federal income tax return.

     A tax sharing agreement was entered into between the Company and Hay Island (the 'Tax Sharing Agreement') pursuant to which the Company is required to pay to Hay Island with respect to each tax year an amount equal to the consolidated federal income taxes that would have been incurred by the Company had it not been included in the consolidated federal income tax returns filed by the Tax Group.

     Under existing federal income tax regulations, each of the Company and Hay Island is liable for the consolidated federal income taxes of the Tax Group for any taxable year in which each is a member of the Tax Group. Pursuant to the Tax Sharing Agreement, each of Hay Island and the Company will agree to indemnify the other for any and all claims, demands, actions (including liens, levies, audits, investigations and assessments), causes of action, suits, proceedings, damages, liabilities, and costs and expenses incident thereto relating to federal and state taxes on account of the actions or failure to act of the other party.

MANAGEMENT SERVICES AGREEMENT

     The Company and Hay Island entered into a Management Services Agreement ('MSA'), effective January 1, 1997. The services provided by Hay Island to the Company include, among other things, treasury and cash management, risk management (including obtaining liability, property and casualty insurance), human resource management, marketing support, long-term strategic planning, business development and investor relations.

     The MSA has a term of five years and will automatically renew thereafter for successive one-year terms. After the initial five-year term, the MSA may be terminated at any time by either party upon six months' prior written notice. The MSA is terminable by either the Company or Hay Island upon six months' written notice if

Hay Island ceases to own shares of common stock of the Company representing more than 50% of the combined voting power of the common stock of the Company.

     The amount payable under the MSA for the year ending December 31, 1998 is $937,730, payable in twelve monthly installments. The MSA provides that the amounts payable thereunder will be reviewed on an annual basis and, based on an agreed upon allocation of Hay Island's costs for the services performed, the amount payable thereunder will be increased or decreased, provided that any increase in such amount will be limited to a percentage increase based upon the change in the Consumer Price Index for all Urban Consumers, Northeast for the preceding twelve month period.

     Each party agreed to indemnify the other, except in certain limited circumstances, against liabilities that the other may incur that are caused by or arise in connection with such party's failure to fulfill its material obligations under the MSA.

FAMILY RELATIONSHIPS

     William Ziegler, III is the Chief Executive Officer and Chairman of the Board of Directors of the Company. William T. Ziegler is Chief Operating Officer and Chairman of the Executive Committee of the Board of Directors of the Company. Cynthia Z. Brighton is a Director, Vice President--Financial Services and Treasurer of the Company. Karl H. Ziegler is Secretary of the Company. William Ziegler, III is the father of William T. Ziegler, Cynthia Z. Brighton and Karl H. Ziegler; all four of them are also employees of Hay Island and were compensated during 1997 solely by Hay Island for their services to the Company (See 'EXECUTIVE COMPENSATION--Summary Compensation Table').

     As used in this Proxy Statement, the term 'Ziegler Family Members' includes only the following persons: (A) William Ziegler, III and his estate, guardian, conservator or committee; (B) each descendant of William Ziegler, III (a 'Ziegler Descendant') and their respective estates, guardians, conservators or committees; (C) each Family Controlled Entity (defined below); and (D) the trustees, in their respective capacities as such, of each Family Controlled Trust (defined below). For purposes of this Proxy Statement, the term 'Family Controlled Entity' shall mean (A) any not-for-profit corporation if at least 80% of its board of directors is composed of William Ziegler, III and/or Ziegler Descendants; (B) any other corporation if at least 80% of the value of its outstanding equity is owned by Ziegler Family Members; (C) any partnership if at least 80% of the value of its partnership interests are owned by Ziegler Family Members; and (D) any limited liability or similar company if at least 80% of the value of the company is owned by Ziegler Family Members. For purposes of this Proxy Statement, the term 'Family Controlled Trust' shall mean (A) the Ziegler Trusts and (B) any trust the primary beneficiaries of which are William Ziegler, III, Ziegler Descendants and/or charitable organizations (collectively, 'Ziegler Beneficiaries').

REGISTRATION RIGHTS AGREEMENT

     Hay Island and the Company are parties to a Registration Rights Agreement, (the 'Registration Rights Agreement'), pursuant to which Hay Island and certain permitted transferees of Common Stock held by Hay Island (Hay Island and such permitted transferees being referred to herein as the 'Permitted Holders') will have the right to require the Company to register under the Securities Act of 1933, as amended (a 'Demand Registration') all or part of the Class A Common Stock issuable upon conversion of the Class B Common Stock owned by such Permitted Holders; provided that the Company may postpone giving effect to a Demand Registration for up to a period of 60 days if the Company believes such registration might have a material adverse effect on any plan or proposal by the Company with respect to any financing, acquisition, recapitalization, reorganization or other material transaction, or the Company is in possession of material non-public information that, if publicly disclosed, could result in a material disruption of a major corporate development or transaction then pending or in progress or in other material adverse consequences to the Company. Hay Island has advised the Company that it does not have any present intention to request any such registrations by the Company of its Class A Common Stock (a 'Piggyback Registration'). The Company will pay any expenses incurred in connection with any Demand Registration or Piggyback Registration, except for underwriting discounts, commissions and certain expenses attributable to the shares of Class A Common Stock sold by such Permitted Holders.

OTHER AGREEMENTS

     On February 1, 1996, Donald E. McNicol, a director of the Company and of counsel to Schnader Harrison Segal & Lewis LLP, entered into an agreement with the Company regarding his services to the Company. Payments to Mr. McNicol under this agreement will not commence until February 1, 2001. Immediately prior to the Offering, Mr. McNicol assumed the responsibilities of Vice President of Hay Island and resigned as Vice Chairman of the Company. Hay Island assumed all obligations under such agreement.

                             EXECUTIVE COMPENSATION

     The following table sets forth a summary of all compensation awarded or paid by or on behalf of the Company to the chief executive officer and the four other most highly compensated executive officers of the Company for services rendered in all capacities to the Company (including its subsidiaries) for the periods covered:

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     ------------
                                                    ANNUAL COMPENSATION                  (F)
                                          ---------------------------------------     SECURITIES
              (A)                                                       (E)           UNDERLYING           (G)
           NAME AND               (B)       (C)         (D)        OTHER ANNUAL      OPTIONS/SARS       ALL OTHER
      PRINCIPAL POSITION          YEAR     SALARY      BONUS      COMPENSATION(2)         #          COMPENSATION(3)
-------------------------------   ----    --------    --------    ---------------    ------------    ---------------
William Ziegler, III (1).......   1997          --          --             --                --                --
Chairman of the Board and Chief   1996    $360,000    $410,400        $ 9,810                --                --
  Executive Officer

Timothy Mann...................   1997    $316,250    $372,525        $82,777            37,583                --
President                         1996    $271,833    $282,200        $78,390           275,000         $ 500,000

J. Thomas Ryan, III............   1997    $251,160    $230,108        $18,146            27,333                --
Executive Vice President,         1996    $218,400    $174,300        $21,843           200,000         $ 400,000
  Sales and Marketing

Nicholas J. Cevera, Jr. .......   1997    $229,425    $210,194        $16,898            27,333                --
Executive Vice President,         1996    $199,500    $159,200        $18,248           200,000         $ 400,000
  Operations

Robert A. Britton..............   1997    $208,650    $204,542        $17,225            77,333                --
Executive Vice President and      1996    $160,500    $146,376        $19,066           150,000         $ 300,000
  Chief Financial Officer

------------------

(1) William Ziegler, III is an employee of Hay Island and, as such, has been compensated exclusively by Hay Island since January 1, 1997. He received no compensation from the Company in 1997; however, under the MSA, the Company paid $925,000 to Hay Island in 1997, some of which may have been used by Hay Island to compensate Mr. Ziegler. (See 'CERTAIN RELATIONSHIPS
      AND RELATED TRANSACTIONS--Management Services Agreement' and '--Family
      Relationships').

(2) Includes for Messrs. Mann, Ryan, Cevera and Britton respectively, (a) imputed income for executive life insurance premiums paid by the Company in 1997 of $34,500, $1,848, $1,968 and $2,412 and in 1996 of $34,500,
      $2,134, $985 and $2,253; (b) imputed income for use of a Company car in 1997 of $12,030, $8,097, $6,768 and $6,848 and in 1996 of $7,657, $9,916,
      $6,321 and $8,187; and (c) reimbursement of taxes in connection with imputed income derived from payment by the Company of premiums on executive life insurance policies, imputed income derived from use of a Company car, imputed income derived from the the aggregate payment of Medicare taxes by the Company in regard to accruals under supplemental pension programs and other perquisites for 1997 of $36,247, $8,201, $8,162 and $7,965 and for 1996 of $36,233, $9,793, $9,255 and $8,626. Includes
      for William Ziegler, III in 1996, imputed income for use of a Company car of $5,294 and reimbursement of taxes in connection with imputed income derived from payment by the Company of premiums on executive life insurance policies, derived from the use of a Company car, derived from aggregate payment of Medicare taxes by the Company in regard to accruals under supplemental pension programs and other perquisites of $4,516. Also includes for Mr. Cevera in 1996 imputed income for group term life insurance of $1,687.
(3)   Represents special, one-time bonuses paid in connection with the Offering.

                             OPTION GRANTS IN 1997
                               INDIVIDUAL GRANTS

                                                    NUMBER OF        %OF TOTAL
                                                    SECURITIES        OPTIONS
                                                    UNDERLYING       GRANTED TO     EXERCISE                   GRANT DATE
                                                     OPTIONS        EMPLOYEES IN     PRICE      EXPIRATION       PRESENT
                                                  GRANTED (#)(1)        YEAR         ($/SH)        DATE       VALUES($)(2)
                                                  --------------    ------------    --------    ----------    -------------
William Ziegler, III...........................            --              --             --           --              --
Timothy Mann...................................        37,583           11.72       $17.000        1/2/07       $ 214,975
J. Thomas Ryan, II.............................        27,333            8.53       $17.000        1/2/07       $ 156,345
Nicholas J. Cevera, Jr. .......................        27,333            8.53       $17.000        1/2/07       $ 156,345
Robert A. Britton..............................        20,500            6.39       $17.000        1/2/07       $ 117,260
Robert A. Britton..............................        56,833           17.73       $17.875       9/17/07       $ 415,222

------------------
(1) The options granted in fiscal 1997 to the named executive officers have a term of 10 years, vest annually in one-third increments and were granted pursuant to the 1996 Stock Option Plan.
(2) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option models require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating Grant Date Present Values: expected time of exercise of five years, volatility of 30% with respect to the grant on January 2, 1997, and 35% with respect to the grant or September 17, 1997; dividend yield of 0.0% and interest rate of 6.30% with respect to the grant on January 2, 1997, and 5.96% with respect to the grant on September 17, 1997. The value of the options in this table depends upon the actual performance of the Company's stock during the applicable period and upon when they are exercised.

                 AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND
                     FISCAL 1997 YEAR-END OPTION VALUES (1)

                                                                  NUMBER OF SECURITIES           VALUES OF UNEXERCISED
                                                                 UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                                  OPTIONS AT FY-END(#)              AT FY-END($)(2)
                                                              ----------------------------    ----------------------------
                                                              EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                              -----------    -------------    -----------    -------------
William Ziegler, III.......................................          --              --           --              --
Timothy Mann...............................................      91,666         220,917            0               0
J. Thomas Ryan, III........................................      66,666         160,667            0               0
Nicolas J. Cevera, Jr. ....................................      66,666         160,667            0               0
Robert A. Britton..........................................      50,000         177,333            0               0

------------------
(1) No options were exercised in 1997.
(2) The closing price on December 31, 1997, the last trading day in 1997, was $17.00.

MANAGEMENT INCENTIVE PLAN

     The Company maintains a management incentive plan ('MIP') to compensate eligible full-time employees for their contributions to the Company's performance in revenue growth, improved operating profit, cost control and production facility utilization. Bonuses under the MIP are based on achievement of financial performance targets and individual performance goals that are developed for each participant at the beginning of each year by management and such participant and are approved by the Compensation Committee. Each participant in the MIP has a target bonus opportunity that is expressed as a percentage of base salary. The percentage varies based on the potential of the position to have a positive impact on the performance of the Company. The actual award is based on management's recommendation and must be approved by the Compensation Committee. In 1998, the Company paid bonuses of approximately $2.8 million under the MIP for the year ended December 31, 1997.

     For 1997, the bonuses under the MIP for Timothy Mann, J. Thomas Ryan, III, Nicholas J. Cevera, Jr. and Robert A. Britton are set forth in the Summary Compensation Table. William Ziegler, III was an employee of Hay Island for all of 1997 and received no bonus under the MIP.

1996 STOCK OPTION PLAN

     In 1996, the Company adopted, and Hay Island, as the sole stockholder of the Company, approved, the 1996 Stock Option Plan, which provides that the aggregate number of shares of Class A Common Stock which may be made subject to awards of stock options or stock appreciation rights ('Awards') shall not exceed at any time 10% of the then outstanding shares of Common Stock. The 1996 Stock Option Plan is administered by the Compensation Committee of the Board of Directors. Awards may be made thereunder (subject to specified aggregate limits and annual individual limits on certain types of awards) to selected employees, consultants and directors of the Company. On January 2, 1998, the Company granted under the 1996 Stock Option Plan 213,747 options at a exercise price of $17 per share and on September 17, 1998, the Company granted 106,833 options at an exercise price of $17.875 per share.

     The Compensation Committee and the Board of Directors each has authority, subject to the terms of the 1996 Stock Option Plan, to determine, among other things, when and to whom to grant Awards under the 1996 Stock Option Plan, the number of shares to be covered by Awards, the types and terms of stock options and stock appreciation rights granted and the exercise price of the stock options and stock appreciation rights and to prescribe, amend and rescind the rules and regulations relating to the 1996 Stock Option Plan.

     Stock options granted under the 1996 Stock Option Plan may be either 'incentive stock options,' as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of nonqualified stock options must equal or exceed the fair market value per share of Class A Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock (a '10% Stockholder'), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value of the Class A Common Stock on the date of the grant. The exercise price of incentive stock options for all other employees must equal or exceed the fair market value per share of Class A Common Stock on the date of grant. The maximum term of any incentive stock option granted under the 1996 Stock Option Plan is ten years (five years in the case of an incentive stock option granted to a 10% Stockholder). Stock options granted under the 1996 Stock Option Plan generally vest in annual one-third increments.

     Stock appreciation rights may be granted alone or in tandem with stock options under the 1996 Stock Plan. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of the Class A Common Stock on the date of exercise over the base price. Settlement of stock appreciation rights may be in cash, Class A Common Stock or both, as specified in the award agreement or as otherwise determined by the Compensation Committee or the Board of Directors.

     No person may be granted stock options or stock appreciation rights under the 1996 Stock Option Plan in any calendar year representing an aggregate of more than 2.5% of the then outstanding shares of Common Stock. Stock options and stock appreciation rights shall be exercisable at the times and upon the conditions that the Compensation Committee or the Board of Directors may determine, as reflected in the applicable award agreement.

     Unless otherwise provided in a grantee's award agreement, (i) upon termination of such grantee's employment or service as a consultant or a director due to death or disability, any unvested options and stock appreciation rights shall vest in full and shall remain exercisable for a period of one year and shall terminate thereafter and (ii) upon termination of such grantee's employment or service as a consultant or a director for any reason other than death or disability, any unvested options and stock appreciation rights shall terminate and all vested options and stock appreciation rights shall remain exercisable for a period of three months and shall terminate thereafter.

     Unless otherwise provided in a grantee's award agreement, awards granted under the 1996 Stock Option Plan may be transferred by the grantee only by will or by the laws of descent and distribution, and may be exercised only by the grantee during his or her lifetime. The 1996 Stock Option Plan may, at any time and from time to time, be altered, amended, suspended or terminated by the Board of Directors, in whole or in part, provided, that no amendment which requires stockholder approval in order for the 1996 Stock Option Plan to continue to comply with Section 162(m) of the Code will be effective unless such amendment has received the requisite approval by the Company's stockholders. In addition, no amendment may be made which adversely affects any of the rights of the grantee under any Award theretofore granted without such grantee's consent. No awards will be made under the 1996 Stock Option Plan following the tenth anniversary of the date of adoption of the 1996 Stock Option Plan.

BENEFIT PLANS

     Capital Accumulation Plan--401(k). The Company sponsors The Capital Accumulation Plan (the 'CAP'), a tax qualified 401(k) defined contribution plan, effective October 31, 1995, which covers eligible salaried employees employed at the Company's locations within the United States. The CAP permits participants to contribute up to 15% of their base salary to the plan (highly compensated employees, including all officers, are limited to 6%). The Company may make a matching contribution, depending on profits. The Company also may make a contribution of 1% of base salary. Participant contributions are 100% vested when made and Company contributions vest ratably over 4 years. Participants may direct the investment of all contributions among the funds offered by the CAP. The amount of base salary that may be used under the CAP to determine employer matching contributions was limited to $160,000 for 1997.

     Retirement Plan. The Company sponsors the Retirement Plan for Salaried Employees of Swisher International, Inc. (the 'Retirement Plan'), a tax qualified defined benefit plan effective December 31, 1959, which covers eligible salaried employees employed at the Company's locations within the United States. The Retirement Plan benefits are based on credited service (up to 35 years) with Swisher International, Inc., and may include credited service with members of a controlled group of corporations of which Swisher International, Inc. was a part, and the participant's compensation (base pay and regular annual performance bonus) for such service averaged over the 60 consecutive months out of the 120 months prior to termination of employment which produces the highest average. The Retirement Plan's benefits are reduced to partially reflect social security benefits received by the participant. Benefits are paid at Normal Retirement Date (age 65), and vest after 5 years of service.

     Supplemental Pension Program. The Company established a Supplemental Pension Program, effective October 31, 1995 (the 'SERP'), to restore retirement benefits under the Retirement Plan and contributions under the CAP limited by the Employee Retirement Income Security Act of 1974, as amended ('ERISA') and by Treasury regulations relating to maximum retirement benefits, contributions and compensation (which may be used in calculating benefits and contributions). The SERP also provides an increased level of retirement benefits for certain executives of the Company. All other SERP provisions follow those of the Retirement Plan and CAP. The SERP is a nonqualified, unfunded plan under ERISA and the Code. The Company may make contributions to a trust established for the benefit of the SERP participants or establish a reserve on its books against future benefit obligations. However, the assets of any such trust or any amount so reserved shall not be protected from the claims of creditors.

     The following illustration shows the annual benefits under the Retirement Plan and the SERP, expressed as straight life annuities beginning at age 65.

    5 YEAR
AVERAGE ANNUAL     5 YEARS       10 YEARS      15 YEARS      20 YEARS      25 YEARS      30 YEARS      35 YEARS
 COMPENSATION     OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE    OF SERVICE
--------------    ----------    ----------    ----------    ----------    ----------    ----------    ----------
   $ 50,000        $  3,918      $   7,836     $  11,754     $  15,672     $  19,590     $  23,508     $  23,508
     75,000           6,525         13,049        19,574        26,099        32,623        39,148        39,148
    100,000           9,131         18,263        27,394        36,525        45,657        54,788        54,788
    200,000          19,558         39,116        58,674        78,232        97,790       117,348       117,348
    300,000          29,985         59,969        89,954       119,939       149,923       179,908       179,908
    400,000          40,411         80,823       121,234       161,645       202,056       242,468       242,468
    500,000          50,838        101,676       152,514       203,352       254,190       305,028       305,028
    600,000          61,265        122,529       183,794       245,058       306,323       367,588       367,588
    700,000          71,691        143,382       215,074       286,765       358,456       430,147       430,147
    800,000          82,118        164,236       246,354       328,472       410,589       492,707       492,707
    900,000          92,545        185,089       277,634       370,178       462,723       555,267       555,267

     Benefits under the Retirement Plan are subject to the maximum limitations imposed by federal law on pension benefits. For 1997, these limitations include a maximum straight life annuity at age 65 of $125,000 per year, $10,417 per month and a maximum annual compensation of $160,000.

     As of December 31, 1997, the years of employment recognized by the Retirement Plan and SERP for Messrs. Mann, Ryan, Cevera and Britton were 19.13, 11.80, 17.68, and 20.04 (including 17.95 years of service with a predecessor company), respectively. Mr. Ziegler does not participate in the Company's Retirement Plan or SERP. Special incentive payments such as those described in the Summary Compensation Table are excluded from pensionable earnings. As the Company's Management Incentive Plan is based on the performance of the Company, it is possible that the total of an executive's base pay and regular annual performance bonus may be more or less than the total of base pay and regular annual performance bonus in the prior year by more than 10%. See 'Management Incentive Plan.'

     Executive Life Insurance. The Company sponsors a life insurance program, which replaces the group plan for certain selected officers, that provides the participants with policies that continue coverage into retirement. As of December 31, 1997, at least $1,000,000 of coverage is provided to covered officers. The Company pays the policy premiums and makes payments to the executives to enable their payment of any taxes resulting from imputed income on the premiums. The cost of this program for 1997 for the covered Named Executive Officers was, in the aggregate, approximately $140,000.

EMPLOYMENT AGREEMENTS

     Each of Timothy Mann, J. Thomas Ryan, III, Nicholas J. Cevera, Jr. and Robert A. Britton entered into employment agreements with the Company, dated as of October 23, 1996. The term of each employment agreement is three years. Each employment agreement may be terminated by the Company at any time. In the case of termination without Cause (as defined in the employment agreements), the Company is required to pay the executive's salary and provide the executive with certain perquisites for the remainder of the term. In addition, the Company will be obligated to pay the executive's target bonus pro-rated for the year in which the termination occurs. An executive may terminate his employment agreement at any time upon two weeks' notice. Any such termination will result in the forfeiture by the executive of any further payments or benefits pursuant to the employment agreement as of such termination. Also, each employment agreement contains a non-compete provision extending for twelve months following voluntary termination by the executive or termination for cause or for any period during which severance is being paid to such executive. Pursuant to his respective employment agreement, commencing on January 1, 1998, Messrs. Mann, Ryan, Cevera and Britton will receive an annual salary of $338,150, $268,760, $245,525 and $223,255 respectively, and certain current perquisites (including tax reimbursement for certain perquisites). Each executive is entitled to participate in the Company's MIP (See 'Management Incentive Plan'). Pursuant to his employment agreement, each executive is entitled to participate in the Company's 1996 Stock Option Plan (See '1996 Stock Option Plan').

                         COMPENSATION COMMITTEE REPORT

COMPENSATION OVERVIEW

     The Compensation Committee of the Board of Directors (the 'Committee') has the responsibility for the design, implementation and administration of the Company's executive compensation including the MIP, awards under the 1996 Stock Option Plan and compensation of the President and Executive Vice Presidents of the Company. The Committee is comprised entirely of outside independent directors.

     The objective of the Company's executive compensation program is to attract and retain the management talent necessary to maximize long-term profitability and shareholder value. The program is designed to accomplish this objective through plans that (i) motivate senior managers, and align their interests with those of the Company's shareholders, by tying incentive compensation to Company profitability and individual performance and (ii) provide a base level of compensation that is competitive with similar businesses as well as a cross section of general industry.

ELEMENTS OF COMPENSATION

     The three principal components of the Company's executive compensation program are salary, annual incentives and stock options, each of which is discussed in detail below.

     1. Salary

     Of the three elements of executive compensation, salary is the least affected by the Company's performance; although it is very much dependent on individual performance. Salary is intended to provide a base level of compensation that is competitive at the market median with similar companies. The Compensation Committee reviews and approves salary levels and increases for the President and the Executive Vice Presidents.

     Following a procedure used for all salaried employees of the Company, each of the executive officers is assigned a salary range for his or her particular job. The range is set at 80% to 120% of the median market value of the position. The median market value is established by an evaluation of the degree of accountability, expertise and problem solving required in each position and the results of salary surveys conducted by major compensation consultants and associations. The salary ranges are reviewed annually using current survey data to determine the amount of adjustment, if any.

     Individual salaries are reviewed annually. The timing and amount of any increase to salaried employees, including executive officers, are both dependent upon (i) the performance of the individual and, to a lesser extent (ii) the relationship of his or her actual salary to the midpoint of the salary range.

     Salaries for the President and Executive Vice Presidents of the Company are recommended by the Chief Executive Officer and reviewed and approved by the Compensation Committee. The Chief Executive Officer's recommendations on the amount of increase are based on his subjective evaluation of each individual's performance in his or her respective functional area.

     2. Annual Incentives

     The executive officers of the Company all participate in a Management Incentive Plan (see 'Management Incentive Plan' above) under which annual cash bonuses are paid, based on the achievement of specific financial and/or operational targets and each participant's individual performance.

     3. Stock Options

     Stock options are designed to provide long-term incentives and rewards tied to increases in the price of the Company's Class A Common Stock. The Committee believes that stock options, which provide value to the participants only when the Company's shareholders benefit from stock price appreciation, are an integral component of the Company's executive compensation program. Thirty-nine
(39) key employees, including the executive officers, participate in the stockholder-approved 1996 Stock Option Plan. The factors considered in awarding the specific number of options to each participant included the individual's total compensation, organizational level, and his or her potential for contributing to the successful operations of the Company. The options granted were all incentive stock options except where the limits of the plan and Treasury regulations required the granting of non-qualified options. (See '1996 Stock Option Plan' above).

COMPLIANCE WITH SECTION 162(M) OF THE CODE

     Section 162(m) of the Code, generally disallows a tax deduction to any public company for compensation over $1 million paid to such company's chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. Absent extraordinary circumstances, the Company's current compensation programs are not likely to trigger the $1 million limit on deductibility. The Company will consider whether new compensation programs should be structured in a manner that would be exempt from the deduction limit at the time such programs are designed.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Ziegler's compensation is paid entirely by Hay Island. See 'EXECUTIVE COMPENSATION-- Summary Compensation Table'.

MEMBERS OF THE COMPENSATION COMMITTEE

     Alfred F. La Banca (Chairman)
     C. Keith Hartley
     Donald E. McNicol
     Charles H. Mullen
     John R. Tweedy

                                  PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Company's Class A Common Stock with the cumulative total return of the S&P 500 Index and a market weighted index of publicly traded peers for the period from December 17, 1996 through December 31, 1997. The returns are calculated by assuming an investment in the Class A Common Stock and each index of $100 on December 17, 1996. The publicly traded companies in the peer group are: Consolidated Cigar, Inc., General Cigar Company Inc. and United States Tobacco Company.

Measurement Period          Swisher          S&P 500          Peer Companies
------------------          -------          -------          --------------
     12/17/96                100.0            100.0                100.0
     12/31/96                 93.4            102.0                 96.8
      3/31/97                 86.0            104.3                 99.7
      6/30/97                101.5            121.9                118.3
      9/30/97                106.3            130.5                136.7
     12/31/97                100.0            133.7                112.2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
                                    (ITEM 2)

     The Board of Directors of the Company, upon recommendation of the Audit Committee, has appointed the firm of Coopers & Lybrand L.L.P. to serve as independent auditors of the Company for the year ending December 31, 1998, subject to ratification of this appointment by the stockholders of the Company. Coopers & Lybrand L.L.P. has served as independent auditors of the Company for many years and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company.

     One or more representatives of Coopers & Lybrand L.L.P. will (a) be present at the 1998 Annual Meeting of Stockholders, (b) have an opportunity to make a statement if he desires to do so and (c) be available to respond to appropriate questions.

     Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast by the holders of the shares of Class A and Class B Common Stock of the Company voting (as one class) in person or by proxy at the 1998 Annual Meeting of Stockholders. If the stockholders do not ratify the appointment of Coopers & Lybrand L.L.P., the Board of Directors will reconsider the appointment.

RECOMMENDATION OF THE BOARD OF DIRECTORS:

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE 'FOR' THE PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1998. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

                  PROXY PROCEDURE AND EXPENSES OF SOLICITATION

     The Company will hold the votes of all stockholders in confidence from the Company, its Directors, officers and employees except: (i) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (ii) in case of a contested proxy solicitation; (iii) in the event that a stockholder makes a written comment on the proxy card or otherwise communicates his/her vote to management; or (iv) to allow the independent inspectors of election to certify the results of the vote. The Company will also retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of Common Stock held in their names.

     Solicitation may be undertaken by mail, telephone and personal contact by Directors, officers and employees of the Company without additional compensation.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company on or before November 30, 1998, to be eligible for inclusion in the Company's Proxy Statement and proxy relating to that meeting.

                               OTHER INFORMATION

     Management of the Company does not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a Director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

     The form of proxy and the Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.


                                         /s/ Karl H. Ziegler
                                         -------------------
                                         Karl H. Ziegler
                                         Secretary

Darien, Connecticut
March 30, 1998

                      -----------------------------------

     THE ANNUAL REPORT TO STOCKHOLDERS OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, WHICH INCLUDES FINANCIAL STATEMENTS, HAS BEEN MAILED TO STOCKHOLDERS OF RECORD AS OF MARCH 9, 1998 OF THE COMPANY. THE ANNUAL REPORT DOES NOT FORM ANY PART OF THE MATERIAL FOR THE SOLICITATIONS OF PROXIES.
                      -----------------------------------

                                      PROXY

                        SWISHER INTERNATIONAL GROUP INC.

                              CLASS A COMMON STOCK

                  ANNUAL MEETING OF STOCKHOLDERS - MAY 7, 1998

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned, revoking all previous proxies, hereby constitutes and appoints William Ziegler, III, William T. Ziegler and Karl H. Ziegler, or any of them acting singly, proxies with full power of substitution to vote for the undersigned all shares of Class A Common Stock of Swisher International Group Inc. which the undersigned is entitled to vote at the Annual Meeting of the Stockholders to be held, at the Maritime Aquarium at Norwalk, 3rd Floor, 10 North Water Street, Norwalk, Connecticut, on May 7, 1998 at 10:00 a.m. (local time), and at any adjournment thereof, upon such business as may properly come before the Meeting including the matters listed on the reverse side.

         You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

                 CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.

                     [SWISHER INTERNATIONAL GROUP INC. LOGO]

                        SWISHER INTERNATIONAL GROUP INC.
                         Annual Meeting Of Stockholders
                      May 7, 1998, 10:00 a.m. (local time)
                          Maritime Aquarium at Norwalk
                                    3rd Floor
                              10 North Water Street
                              Norwalk, Connecticut

[X] Please mark votes as in this example.

This Proxy, when properly executed, will be voted as directed by the undersigned stockholder. If no specification is given, this Proxy will be voted (i) FOR the election of each of the listed nominees for director, (ii) FOR the proposal to ratify the appointment of auditors, and (iii) at the discretion of the Proxy holders, with respect to any other matter that may come before the meeting or any adjournment thereof.

ITEM 1.   Election of twelve(12) Directors:

          Nominees:

          Cynthia Z. Brighton, Robert A. Britton, Nicholas J. Cevera, Jr.,
          C. Keith Hartley, Alfred F. La Banca, Timothy Mann,
          Donald E. McNicol, Charles H. Mullen, J. Thomas Ryan, III,
          John R. Tweedy, William T. Ziegler and William Ziegler, III.

            FOR                  WITHHELD
            ALL                  FROM ALL
          NOMINEES               NOMINEES
            [ ]                     [ ]

[ ]

    For all nominees except as noted above



ITEM 2. Proposal to ratify appointment of Coopers & Lybrand L.L.P. as the Company's independent auditors for the year ending
December 31, 1998.

        FOR      AGAINST     ABSTAIN
        [ ]        [ ]         [ ]

                MARK HERE                               MARK HERE
                FOR ADDRESS    [ ]                      IF YOU PLAN    [ ]
                CHANGE AND                              TO ATTEND
                NOTE AT LEFT                            THE MEETING

Please mark, date and sign exactly as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by duly authorized officer. If shares are held jointly, each stockholder named should sign.


                         DATED: _________________________________________, 1998


                         _______________________________________________________
                                     SIGNATURE(S) OF STOCKHOLDER(S)

                         _______________________________________________________
                                  SIGNATURE(S) OF JOINT STOCKHOLDER(S)

                         _______________________________________________________
                                                  TITLE

                                      PROXY

                        SWISHER INTERNATIONAL GROUP INC.

                              CLASS B COMMON STOCK
                  ANNUAL MEETING OF STOCKHOLDERS - MAY 7, 1998
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned, revoking all previous proxies, hereby constitutes and appoints William Ziegler, III, William T. Ziegler and Karl H. Ziegler, or any of them acting singly, proxies with full power of substitution to vote for the undersigned all shares of Class B Common Stock of Swisher International Group Inc. which the undersigned is entitled to vote at the Annual Meeting of the Stockholders to be held at the Maritime Aquarium at Norwalk, 3rd Floor, 10 North Water Street, Norwalk, Connecticut, on Thursday, May 7, 1998 at 10:00 a.m. (local time), upon such buisness as may properly come before the Meeting or any adjournment thereof, including the matters listed below.

         You are encouraged to specify your choices by marking the appropriate boxes (See below), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

          Please mark
[ ]       vote as in
          this example.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED (i) FOR THE ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR, (ii) FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS AND (iii) AT THE DISCRETION OF THE PROXYHOLDERS, WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                                                                                                    For    Against   Abstain
ITEM 1.  Election of twelve (12) Directors:             ITEM 2.  Proposal to ratify appointment
                                                        of Coopers & Lybrand L.L.P.                 [ ]      [ ]        [ ]
Nominees: Cynthia Z. Brighton, Robert A. Britton,       as the Company's independent
Nicholas J. Cevera, Jr., C. Keith Hartley, Alfred F.    auditors for the year ending
La Banca, Timothy Mann, Donald E. McNicol,              December 31, 1998.
Charles H. Mullin, J. Thomas Ryan, III, John R.
Tweedy, William T. Ziegler and William Ziegler, III

  For                         Withheld
  All                         From All                  MARK HERE              MARK HERE
Nominees                      Nominees                  FOR ADDRESS  [ ]       IF YOU PLAN  [ ]
                                                        CHANGE AND             TO ATTEND
  [ ]                            [ ]                    NOTE AT LEFT           THE MEETING

                                                        Please mark,  date and sign exactly as your name(s)
                                                        appear   hereon   and   return   in  the   enclosed
[ ]_______________________________________              envelope.  If  acting as  executor,  administrator,
     For all nominees except as noted above             trustee,  guardian,  etc.,  you should so  indicate
                                                        when  signing.  If  the  signer  is a  corporation,
                                                        please  sign the  full  corporation  name,  by duly
                                                        authorized  officer.  If shares  are held  jointly,
                                                        each stockholder named should sign.